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                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-43512 and 333-83958) and on Form S-8 (File Nos. 2-71457, 333-25563, 333-60776, and 333-72542) of TECO Energy, Inc. of our
report dated January 11, 2002, except for the information in Note O as to which the dates are January 23, 2002, February 1, 2002 and February 7, 2002; except for the information in the third paragraph in Note P as to which the date is August 13, 2002; and except for the information in the fourth and fifth paragraphs in Note P as to which the date is November 11, 2002, relating to the financial statements, which appears in this Current Report on Form 8-K of TECO Energy, Inc. dated December 19, 2002.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida
December 19, 2002